Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 22, 2020 (except for the last four paragraphs of Note 17, as to which the date is January 28, 2021) in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-252061) and related Prospectus of Sana Biotechnology, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Seattle, Washington

January 28, 2021